EXHIBIT 99.2

On November 5, 2008, inTEST Corporation held its quarterly analyst conference call. The following represents a textual representation of the content of the conference call and while efforts are made to provide an accurate transcription, there may be errors, omissions or inaccuracies in this transcript. A recording of the conference call is available for ninety (90) days on our website at www.intest.com.

Operator:

Ladies and gentlemen, thank you for standing by. Welcome to inTEST's third quarter 2008 results conference call. At this time, all participants are in a listen-only mode. Later we will conduct a question and answer session. If you have a question you will need to press the star key followed by the one on your push button phone. As a reminder, this conference is being recorded today. A replay will also be accessible at www.intest.com.

I would now like to turn the conference over to Mr. Frank Coladonato. Please go ahead, sir.

Frank Coladonato:

Thank you. Good afternoon and welcome to today's third quarter results call. Joining us from inTEST are Robert Matthiessen, President and Chief Executive Officer, and Hugh Regan, Treasurer and Chief Financial Officer. Bob will briefly review highlights from the third quarter. Hugh will then review inTEST's detailed financial results. We will then have time for any questions. If you have not yet received a copy of today's results release, please call Susan Dawson of inTEST at 856-424-6886, ext 200 or go to inTEST's website.

Before we begin the formal remarks, the company's attorneys advise that this conference call may contain statements about future events and expectations, which are forward-looking statements. Any statement in this call that is not a statement of historical fact may be deemed to be a forward-looking statement.

Actual results may differ materially, depending on a number of risk factors, including, but not limited to the following: changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with the Company's products; implementation of additional restructuring initiatives; costs associated with compliance with new regulations and other risk factors set forth from time to time in the Company's SEC filings, including, but not limited to, the Company's periodic reports on Form 10-K, Form 10-Q and Form 8-K. The Company undertakes no obligation to update the information in this conference call to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.

At this time, I would now like to turn the call over to Robert Matthiessen. Please go ahead, sir.

Robert Matthiessen:

Thanks Frank and welcome everyone to today's call.

The continuing downturn has caused a very significant reduction in capital spending in the semiconductor industry. For inTEST, this meant third quarter bookings dropped to $8.2 million from $10.0 million in the second quarter of 2008. The booking slowdown was most evident in our Tester Interface group, while our Temperature Management group was the least affected due to the portion of their business conducted outside of the semiconductor industry. As we noted in our earnings release, we have instituted further restructuring in the third quarter to right-size our operations to the anticipated revenue levels going forward.

Let me give you some specifics on each of the product groups.

Our Tester Interface group had very good first and second quarter revenues this year. However, bookings began slowing in the second quarter and dropped off dramatically in the third quarter. The interesting aspect of this situation is that we continue to gain design wins for future business. We feel this indicates that although not much money is presently being spent for interfaces, we are gaining market share and should see a reasonable upturn in business when the market recovers.

Our Manipulator and Docking Hardware group is operating in the same environment as the Interface group, but, on a whole third quarter bookings were flat with the previous quarter. We have seen some push-outs and cancellations of manipulator orders since they are tied directly to tester sales, which are essentially stagnant. In the meantime, we are continuing the development and release of the new Cobal series of manipulators. The upside of this program is that we've had very favorable customer response to this manipulator family and we believe it will be a major portion of our manipulator business in the future.

The story is better in the docking hardware area for this group. This business has held up so far which is what we have experienced in past slowdowns. We believe this is due to the fact that when economics force users to delay tester purchases, they attempt to compensate by optimizing the utility of existing testers. This often leads to creating different combinations of existing testers, handlers and probers, resulting in the need for new docking hardware.

The Temperature Management group is holding up better in these trying conditions. Although there has been some decrease in bookings from our original projections, the business is profitable. Temptronic's Thermostream-based products continue to evolve in terms of capabilities and exhibit strong customer appeal across multiple markets, both inside and outside of semiconductor. In addition, we are aggressively proceeding with the integration of Sigma Systems into the Temperature Management group. This acquisition exposes us to a total available market that we estimate at over $600 million and we believe we can grow this business significantly from it present $4.0 million annual revenue level. The integration is on-schedule and Sigma is on-target with its current bookings projections.

Let me turn the call over to Hugh now to go through the detailed financials.

Hugh Regan, Jr.:

Thanks Bob. Net revenues for the quarter ended September 30, 2008 were $9.2 million, compared to $11.5 million in the second quarter of 2008. The net loss for the third quarter of 2008 was $(2.0) million or $(0.22) per diluted share, compared to a net loss of $(1.4) million or $(0.15) per diluted share for the second quarter.

For the third quarter of 2008, end-user net revenue was $7.7 million or 84% of net revenues compared with $9.0 million or 78% of net revenues in the second quarter of 2008. OEM net revenue was $1.5 million or 16% of net revenues in the third quarter of 2008, compared with $2.5 million or 22% of net revenues in the second quarter. Net revenues from markets outside of semiconductor test were $1.3 million or 14% of net revenues in the third quarter of 2008, compared to $1.7 million or 15% of net revenues in the second quarter 2008.

On a product segment basis, net revenues for the Manipulator and Docking Hardware segment were $3.8 million or 41% of net revenues in the third quarter of 2008, compared with $4.2 million or 37% of net revenues in the second quarter.

Our Temperature Management segment had net revenues of $4.1 million or 45% of net revenues in the third quarter of 2008, compared with $4.6 million or 40% of net revenues in the second quarter.

And finally, our Tester Interface segment reported net revenues of $1.3 million or 14% of net revenues in the third quarter, compared with $2.7 million or 23% of net revenues in the second quarter.

The company's overall gross margin for the quarter ended September 30, 2008 was $3.0 million or 32.3% of net revenues, compared to $4.5 million or 39.4% for the second quarter. Material cost was 37.3% of net revenues in the third quarter of 2008, compared to 37.2% in the second quarter, basically unchanged.

I'll now discuss the breakeven of operating expenses for the quarter.

Selling expense was $1.9 million or 20% of net revenues for the third quarter, compared to $2.2 million or 19% of net revenues in the second quarter, a decrease of $360,000 or 16%. The decrease was primarily due to reduced levels of sales commission expense, resulting from the lower sales level in Q3 compared to Q2, and reduced salary and benefits expense, resulting from headcount reductions. In addition, there were also decreases in advertising expenses, freight costs and sales travel.

Engineering and product development expense was $1.2 million or 14% of net revenues for the third quarter, compared to $1.4 million or 12% of net revenues in the second quarter, a decrease of $182,000 or 13%. The decline was primarily due to reduced spending on IP legal and, to a lesser extent, there were also decreases in fees paid to third party product development staff and other third party professional fees. These reductions were partially offset by increased spending on research and development materials in Q3 compared to Q2.

General and administrative expense was $1.8 million or 20% of net revenues in the third quarter, compared to $2.0 million or 18% of net revenues in the second quarter, a decrease of $290,000 or 14%. The decrease was primarily related to reduced salary and benefits expense, resulting from recent headcount reductions. There were also decreases in fees related to third-party professionals who assist us with the documentation and testing of our internal controls over financial reporting procedures and related compliance matters. These reductions were partially offset by higher levels of third-party professional fees related to the planned closure of our German manufacturing facility that was recently announced.

During the third quarter of 2008 we recorded a charges of $133,000 related to the impairment of certain long-lived assets of our German manufacturing operation. In addition, we incurred restructuring and other charges of $61,000 in the third quarter related to one-time termination benefits paid in connection with workforce reductions that occurred at the end of the quarter in both our Manipulator and Docking Hardware and Tester Interface segments. During the second quarter of 2008, we incurred $200,000 in similar one-time termination costs. We expect to incur additional charges in the fourth quarter for one-time termination benefits as well as facility closure costs for our German manufacturing operation and our engineering and sales office in the United Kingdom, both of which we expect to close at the end of the fourth quarter.

Other income was $85,000 for the third quarter of 2008 compared to other income of $47,000 for the second quarter of 2008. The increase in other income was primarily due to reduced foreign exchange transaction losses.

Our pre-tax loss was $(2.0) million or $(0.21) per diluted share for the third quarter compared to a pre-tax loss of $(1.3) million or $(0.14) per diluted share in the second quarter.

Income tax expense was $37,000 for the third quarter compared to $47,000 for the second quarter. Our effective tax rate was (2) % in the third quarter compared to (4)% in the second quarter of 2008.

Our net loss for the third quarter of 2008 was $(2.0) million or $(0.22) per diluted share, compared to a net loss of $(1.4) or $(0.15) per diluted share for the second quarter of 2008. Diluted average shares outstanding were approximately 9.3 million for the both the second quarter and third quarters of 2008. On October 6, 2008, we issued 550,000 shares of our common stock in connection with the acquisition of Sigma Systems Corporation.

Cash and cash equivalents at the end of September 2008 were approximately $9.9 million, down $1.4 million from the $11.4 million at the end of June. The decrease in cash was primarily the result of our operating loss during the quarter and, in addition we used $262,000 in cash in connection with the acquisition of Diamond Integration early in the third quarter of 2008. As previously discussed, subsequent to quarter end, we completed the acquisition of Sigma Systems Corporation and this transaction used approximately $1.4 million of our cash. At October 31, 2008, we had cash and cash equivalents of approximately $8.3 million.

Capital expenditures during the third quarter of 2008 were $79,000 compared to $141,000 during the second quarter.

As Bob previously noted, bookings decreased in the third quarter of 2008 to $8.2 million from $10.0 million in the second quarter, a decrease of $1.8 million or 18%. Our bookings included non-semiconductor related orders of $1.3 million or 16% of total orders in the third quarter, compared to $2.1 million or 21% of total orders booked in the second quarter of 2008. Our backlog at the end of the third quarter was $3.0 million, down from $3.9 million at the end of the second quarter.

That's it for my financial review at this time. I will now open up for questions and answers. Operator?

Operator:

Thank you. We will now be conducting a question and answer session. If you would like to ask a question, please press star-one on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press star-two if you would like to remove your question from the queue. For participants using speaker equipment, it may be necessary to pick up your handset before pressing the star keys. One moment please while we poll for questions.

Our first question is from the line of David Wright with Henry Investment Trust. Please go ahead.

David Wright:

Hi. Quick question Hugh, you gave a subsequent date cash number and it came across muffled. What was the subsequent date and the cash number?

Hugh Regan, Jr.:

As of October 31, 2008, $8.3 million.

David Wright:

Thanks very much. That was my only question.

Hugh Regan, Jr.:

Thank you.

Operator:

Once again ladies and gentlemen, please press star-one to ask a question. It appears we have no questions at this time.

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[Non-material closing remarks omitted]